Filed Pursuant to Rule 424(b)(3)

Registration No. 333-253114

PROSPECTUS SUPPLEMENT NO. 9

(to Prospectus dated March 30, 2021)

ADVENT TECHNOLOGIES HOLDINGS, INC.

Primary Offering Of

26,392,355 Shares of Common Stock

Secondary Offering of

23,210,601 Shares of Common Stock

4,340,278 Warrants to Purchase Common Stock

This prospectus supplement amends and supplements the prospectus dated March 30, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-253114). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 6, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of (i) 22,052,077 shares of our common stock that may be issued upon exercise of warrants to purchase common stock at an exercise price of $11.50 per share (the “public warrants”) issued by AMCI Acquisition Corp. (“AMCI”) in its initial public offering; (ii) 3,940,278 shares of our common stock that may be issued upon exercise of placement warrants at an exercise price of $11.50 per share that were originally sold to AMCI Sponsor LLC (the “Sponsor”) in a private placement consummated simultaneously with AMCI’s IPO (the “placement warrants”); and (iii) up to an aggregate of 400,000 shares of our common stock that may be issued upon the exercise of the working capital warrants at an exercise price of $11.50 per share that were issued to the Sponsor in connection with loans made by it to AMCI prior to the closing of the Business Combination (as defined below), (the “working capital warrants” and, together with the placement warrants and the public warrants, the “warrants”).

The Prospectus and this prospectus supplement also relate to the offer and sale, from time to time, by the selling securityholders named in the Prospectus (the “Selling Securityholders”), or any of their permitted transferees, of (i) up to an aggregate of 6,500,000 shares of our common stock that were issued to certain investors (collectively, the “PIPE Investors”) in a private placement in connection with the closing of the Business Combination; (ii) up to an aggregate of 12,370,323 shares of our common stock otherwise held by the Selling Securityholders; (iii) up to an aggregate of 3,940,278 shares of our common stock that may be issued upon exercise of the placement warrants held by the Selling Securityholders; (iv) up to an aggregate of 400,000 shares of our common stock that may be issued upon the exercise of the working capital warrants held by the Selling Securityholders and (v) up to an aggregate of 3,940,278 placement warrants and 400,000 working capital warrants held by the Selling Securityholders, as further described in the Prospectus. The Prospectus and this prospectus supplement also cover any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

Our common stock and warrants are listed on Nasdaq under the symbols “ADN” and “ADNWW”, respectively. On July 2, 2021, the closing price of our common stock was $9.97 per share and the closing price of our warrants was $1.75 per warrant.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 12 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 6, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2021

Advent Technologies Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38742	83-0982969
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Clarendon Street

Boston, Massachusetts 02116

(Address of Principal Executive Offices, and Zip Code)

(857) 264-7035

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ADN	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $11.50	ADNWW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec. 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Sec. 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Former Chief Financial Officer Resignation

On July 1, 2021, William Hunter resigned from Advent Technologies Holdings, Inc. (the “Company”) from his positions as President, Chief Financial Officer and as a director of the Company, effective immediately.

In connection with Mr. Hunter’s resignation, the Company entered into a Separation Agreement and General Release with Mr. Hunter, effective July 1, 2021 (the “Separation and Release Agreement”). Pursuant to the Separation and Release Agreement, subject to Mr. Hunter’s execution of a release of claims, Mr. Hunter will be entitled to the payments and benefits set forth in the Employment Agreement by and between Mr. Hunter and the Company dated January 12, 2021 (the “Hunter Employment Agreement”) based on a termination without cause, and accelerated vesting of the unvested portion of the signing bonus Mr. Hunter was granted under the Hunter Employment Agreement. Mr. Hunter will continue to be subject to certain restrictive covenants pursuant to the terms of the Hunter Employment Agreement and the Separation and Release Agreement.

A copy of the Separation and Release Agreement is attached to, and incorporated by reference into Item 5.02 of, this Current Report on Form 8-K as Exhibit 10.1 hereto. The foregoing description of the letter agreement is intended only as a summary and is qualified in its entirety by reference to the full text of the letter agreement.

New Chief Financial Officer Appointment

On July 2, 2021, the Board of Directors of the Company approved the appointment of Kevin Brackman as Chief Financial Officer of the Company effective July 2, 2021. The Company entered into an offer letter with Mr. Brackman (the “Offer Letter”), pursuant to which Mr. Brackman will receive an annual base salary of $375,000 and the opportunity to earn a performance-based bonus each year, targeted at 100% of base salary. The Offer Letter also provides for the grant of equity awards in the future and a $40,000 relocation package.

A copy of the Offer Letter is attached to, and incorporated by reference into Item 5.02 of, this Current Report on Form 8-K as Exhibit 10.2 hereto. The foregoing description of the letter agreement is intended only as a summary and is qualified in its entirety by reference to the full text of the letter agreement.

Prior to joining the Company, Mr. Brackman, 49, served as Executive Vice President, Chief Financial Officer of Myers Industries, a publicly traded corporation with internationally located manufacturing and sales operations in the polymer production sector. Before his promotion to Chief Financial Officer in 2018, he served as Myers Industries’ Chief Accounting Officer and Corporate Controller. Prior to joining Myers Industries, Mr. Brackman was Director of Financial Planning and Analysis, External Reporting and Technical Accounting, and Financial Reporting at Ingersoll-Rand and previously excelled in a variety of positions at Chiquita Brands International, including Controller - North American operations and Director - Financial Reporting and Consolidations. Mr. Brackman received his bachelor’s degree from Miami University.

Item 8.01.	Other Events

On July 2, 2021, the Company issued a press release announcing Mr. Hunter’s resignation from his positions as President, Chief Financial Officer and as a director of the Company, and the appointment of Mr. Brackman as Chief Financial Officer. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit 10.1	Separation Agreement and General Release between William Hunter and the Company, dated as of July 1, 2021

Exhibit 10.2	Offer Letter Agreement between Kevin Brackman and the Company, dated as of July 2, 2021

Exhibit 99.1	Press Release, issued July 2, 2021.

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Advent Technologies Holdings, Inc.

Date: July 2, 2021	By:	/s/ Vassilios Gregoriou
Vassilios Gregoriou
Chairman and Chief Executive Officer

Exhibit 10.1

EXECUTION VERSION

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by you, William Hunter, on behalf of yourself, your heirs, executors, administrators, successors, assigns and anyone else who may sue on your behalf (collectively, “you”) and Advent Technologies Holdings, Inc., on behalf of itself, past and present subsidiaries, parent companies, affiliated entities, predecessors, successors, assigns, and their respective past and present officers, directors, employees, insurers and agents (collectively, “Company” or “Advent”), in accordance with the requirements of Section 5(d) of that certain Employment Agreement by and between you and the Company dated January 12, 2021 (the “Employment Agreement”). Capitalized terms used but not otherwise defined in this Agreement are as defined in the Employment Agreement.

In consideration of the mutual covenants in this Agreement, the parties hereby agree as follows:

1. Separation from Employment: You hereby resign all employment with Advent, effective July 1, 2021 (“Separation Date”) and you further hereby resign, effective as of the Separation Date, from your position as a member of the board of directors of the Company (the “Board”), and from all other officer, director and employee positions with Advent or any of its subsidiaries or affiliates.

2. Severance Payments. Subject to your compliance with the applicable terms and conditions of your Employment Agreement (inclusive of those set forth in this Agreement), and in addition to payment of your Final Compensation in accordance with Section 5(a) of the Employment Agreement, Advent shall provide you with the following:

a. Severance Payments. In accordance with Section 5(b)(i) of the Employment Agreement, you will receive payments in the total gross amount of $2,137,500 (equal to the product of (i) two and (ii) the sum of (x) your Base Salary of $475,000 plus (y) your Target Bonus of $593,750 (125% of your Base Salary), paid in equal installments over the 12 months following the Separation Date (the “Severance Payments”), beginning on the first regularly scheduled pay date following the Effective Date (as defined in paragraph 15 of this Agreement).

b. COBRA Subsidy. In accordance with Section 5(b)(ii) of the Employment Agreement, if you and any dependants participate in Advent’s health, dental and/or vision benefits insurance plan (the “Benefit Plan”) and timely elect to continue your coverage under the Benefit Plan pursuant to the Consolidated Omnibus Reconciliation Act (“COBRA”), you will receive a cash payment equal to the full cost of the COBRA premiums for such coverage (grossed up for taxes) in respect of each month you continue such coverage, for up to 12 months. Each payment will be made on the first regularly scheduled pay date of each such month following the Effective Date.

c. Payment of Unvested One-Time Sign-On Bonus and Promised Bonus. The Company will accelerate vesting and payment of the remaining unvested $200,000 portion of the One-Time Signing Bonus granted under Section 2(f) of the Employment Agreement that you would otherwise forfeit upon your Separation Date. The Company will also pay you the additional promised bonus of $100,000. These amounts will be paid on the first regularly scheduled pay date of each such month following the Effective Date.

Except as otherwise expressly specified in this Agreement, the compensation set forth in paragraph 2 above represents all of the amounts you will be entitled to receive from the Company and you will not be paid any other compensation or benefits. In addition to any other remedies which may be available at law, the Company may suspend, cancel and/or seek the refund of any payments contemplated by this Agreement upon any violation by you of any representation, warranty or covenant set forth herein.

3. Other Benefits.

a. Vested Benefits. Upon separation of employment, you may be eligible for payout of any vested benefits under the Company’s welfare and retirement benefit plans (e.g., 401(k)), even if you do not sign this Agreement.

b. Equity Incentives. This Agreement does not change the terms of any of your Advent equity awards that are outstanding and unvested as of your Separation Date, pursuant to which such awards shall be forfeited without vesting or payment in accordance with the terms of the applicable award.

4. Release and Covenant Not to Sue.

a. Release: In exchange for the consideration provided to you in this Agreement, you hereby release and forever discharge Advent, its past and present parent entities, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns, as well as their respective past and present directors, managers, officers, partners, agents, employees, insurers, attorneys, servants, and each of them, separately and collectively (“Releasees”), from any and all known and unknown claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe (“Claims”), that you ever had and now have against any of the Releasees, including, but not limited to, Claims arising out of or in any way related to your employment with or separation from the Company. This includes, but is not limited to, Claims based on statutes, torts, contracts and common law, Claims for discrimination, wrongful discharge, harassment, retaliation, and unpaid wages, Claims arising under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act (“FLSA”), Family Medical Leave Act (“FMLA”), the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, and any applicable federal, state or local law or regulation governing the employment relationship. You understand that this Agreement includes a release of all known and unknown claims through the Effective Date.

b. Limitation of Release: Nothing in this Agreement will prohibit you from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission (“EEOC”) or an equivalent state civil rights agency. However, by executing this Release, you hereby waive the right to recover in any proceeding you may bring before the EEOC or in any proceeding brought by the EEOC on your behalf. Further, this Release shall not apply to (i) any claims that are not waivable by applicable law, such as claims for workers’ compensation or unemployment benefits or any claims that may arise after the Effective Date, (ii) any claims you may have under this Agreement, (iii) any claims based upon your actions as an Advent director and/or officer for indemnity and/or defense reimbursement available pursuant to Company by-laws, statute, Directors and Officers insurance or similar coverage; and (iv) any claims to any vested benefits you may have under qualified retirement plans maintained by the Company.

c. Covenant Not To Sue. To the extent that any Claims covered by the scope of the release herein are not subject to waiver by this Agreement under applicable law (including, without limitation, any Claims arising under or related to FMLA, FLSA, and any other local, state or federal statute governing employment and/or the payment of wages and benefits), you hereby covenant and agree not to sue or otherwise seek any remedy or other form of relief against any of the Releasees relating to such Claims.

d. Representations: You represent that you (i) have been provided all benefits due under the Family and Medical Leave Act and any applicable state or local law; (ii) have (upon receipt of your Final Compensation) received all wages due, including any overtime pay, bonus pay and commissions; (iii) that you have received all meals and rest breaks to which you were entitled under the Fair Labor Standards Act and any applicable state and local law; and (iv) that you have not had any work-related accidents or injuries that you have not previously reported in writing to the Company.

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5. Restrictive Covenants. You hereby acknowledge and agree that you are, and will continue to be, bound by, and agree to comply with, the restrictive covenants set forth in Section 3 (Confidential Information and Restricted Activities) of the Employment Agreement for the periods specified therein, and subject further (and without limitation) to the rights and remedies of the Company under Section 3(e) of the Employment Agreement.

6. Code of Ethics and Business Conduct. You previously have been provided or have access through the Company intranet site to the Company Code of Ethics and Business Conduct (the “Code”). The discovery of any failure by you to abide by the Code, whenever discovered, shall entitle the Company to exercise any and all available legal remedies, including the suspension and recoupment of any payments made or due under this Agreement and any other agreements between the parties.

7. Return of Advent Property. You agree to return to Advent all Advent property, equipment and materials, including, but not limited to, any Company vehicle, any laptop computer and peripherals; any cell phone or other portable computing device; any telephone calling cards; keys; Advent identification card; any credit or fuel cards; and all tangible written or graphic materials (and all copies) relating in any way to Advent or its business, including, without limitations, documents, manuals, customer lists and reports, as well as all data contained on computer files, “thumb” drives, “cloud” services, or other data storage device, or home or personal computers.

8. Assistance. You agree to provide information to Advent as requested to help transition your job duties and to cooperate fully with the Company and its counsel with respect to any claims, investigations, legal proceedings or other matters relating to your employment or about which you have knowledge. This agreement to provide information and cooperate fully with the Company shall also cover all banking and investor relations matters which involved you. You further agree to notify Advent’s General Counsel immediately in the event you are asked to assist or supply information to any person or entity regarding any such matters.

9. Mutual Non-Disparagement. You agree that you will refrain from (a) taking actions or making statements, written or oral, which criticize, disparage or defame the business, goodwill or reputation of Advent (including its products and services), its directors, officers, executives, subsidiaries, parent entities, and/or employees or (b) making statements which could adversely affect the morale of other employees. The Company likewise agrees that it will refrain from (a) taking actions or making statements, written or oral, which criticize, disparage or defame you or (b) making statements which could adversely affect you. Notwithstanding the foregoing, nothing in this Agreement precludes either party from (a) making any report or disclosure to a government agency to the extent required or protected by statute, regulation or other applicable law; or (b) testifying truthfully in any legal proceedings to the extent compelled by a valid subpoena.

10. Incorporation of Employment Agreement Provisions. You and Advent agree the provisions set forth in Sections 10 through 14 of the Employment Agreement shall apply, mutatis mutandis, to this Agreement, including without limitation Section 13 of the Employment Agreement, which provides the terms by which any dispute or controversy between you and Advent, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be resolved.

11. Notices. All notices required or permitted pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) if to Advent, when sent by electronic mail with confirmation of delivery; (b), if to you, (i) upon personal delivery, (ii) when sent by electronic mail with confirmation of delivery, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. Such notice shall be addressed as follows:

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If to you, at the most recent address listed in the Company’s human resources information system.

If to Advent:

Advent Technologies Holdings, Inc.

Attn: General Counsel

jcoffey@advent.energy

12. Taxes. Unless otherwise specified, all payments contemplated by this Agreement shall be subject to applicable payroll taxes and other required withholdings. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. Payments provided herein are intended to be exempt from Section 409A of the Code to the maximum extent possible under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each payment under this Agreement shall constitute a “separately identified” amount within the meaning of Treasury regulation §1.409A-2(b)(2). In the event the terms of this Agreement would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), you shall cooperate diligently with the Company to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided, that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. You understand that the Company has not provided any advice regarding the tax liability resulting from this Agreement and you shall not rely upon any representations or policies of the Company related to taxation. You are advised to seek the advice of your own personal tax advisor or counsel as to the tax treatment of any payments contemplated by this Agreement. The Company specifically disclaims that it has responsibility for the proper calculation or payment of any taxes which may be due other than for standard statutory withholding.

13. Entire Agreement. You and Advent agree that this Agreement (inclusive of such applicable terms and conditions of the Employment Agreement that survive a termination of employment) constitutes the complete understanding between you and Advent regarding the matters herein (except with the exception of confidentiality/non-solicitation/non-compete covenants contained in any other agreement or plan to which you are subject, which shall apply in addition to, and not in lieu of, the covenants referenced in paragraph 5 of this Agreement) that no other promises or agreements, express or implied, will be binding between you and Advent unless signed in writing by you and Advent.

14. OWBPA Notice. Pursuant to the federal Older Workers Benefit Protection Act, you are advised as follows:

•	This Agreement includes a waiver of claims of age discrimination under the federal Age Discrimination in Employment Act;

•	You are advised to consult with your personal attorney before signing this Agreement;

•	You have 52 days from your receipt of this Agreement to consider the Agreement (the “Review Period”);

•

If your executed Agreement is not received by the Company within seven days from the end of the Review Period, the Agreement and any promises offered on behalf of Company contained therein will be null and void;

•	You have seven days after you sign this Agreement to revoke the Agreement.

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15. Effective Date: This Agreement becomes effective on the 8th day after you sign this Agreement, provided that you do not revoke the Agreement as provided above.

YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT CAREFULLY, UNDERSTAND ALL OF ITS TERMS AND AGREE TO THOSE TERMS KNOWINGLY, FREELY, VOLUNTARILY, AND WITHOUT DURESS. YOU HAVE CONSULTED WITH YOUR PERSONAL ATTORNEY (OR HAVE HAD AN OPPORTUNITY TO DO SO) REGARDING THE TERMS AND LEGAL EFFECT OF THIS AGREEMENT.

YOU, WILLIAM HUNTER, FURTHER ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED BY THIS WRITING, AS REQUIRED BY THE AGE DISCRIMINATION IN EMPLOYMENT ACT (ADEA) AND THE OLDER WORKERS’ BENEFIT PROTECTION ACT (OWBPA), THAT: (A) YOUR WAIVER AND RELEASE DO NOT APPLY TO ANY RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE EXECUTION DATE OF THIS AGREEMENT; (B) YOU HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; (C) YOU HAVE SIXTY (60) DAYS TO CONSIDER THIS AGREEMENT (ALTHOUGH YOU MAY CHOOSE TO VOLUNTARILY EXECUTE THIS AGREEMENT EARLIER); (D) YOU HAVE SEVEN (7) DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT BY THE PARTIES TO REVOKE THE AGREEMENT; AND (E) THIS AGREEMENT WILL NOT BE EFFECTIVE UNTIL THE DATE UPON WHICH THE REVOCATION PERIOD HAS EXPIRED, WHICH WILL BE THE EIGHTH DAY AFTER THIS AGREEMENT IS EXECUTED BY YOU, PROVIDED THAT THE COMPANY HAS ALSO EXECUTED THIS AGREEMENT BY THAT DATE.

Accepted and agreed by the parties to this Agreement as follows:

YOU:	COMPANY:

/s/ William Hunter	/s/ Vasilis Gregoriou
William Hunter	Vasilis Gregoriou
Chief Executive Officer
Advent Technologies, Inc.

Date: July 1, 2021	Date: July 1, 2021

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Exhibit 10.2

July 2nd, 2021

Kevin Brackman

2202 Charles Lane

Akron, Ohio 44333

Dear Kevin,

We are pleased to offer you a full-time position with Advent (the “Company”) as our Chief Financial Officer. The Company has set a bold mission for itself in pioneering critical technology for the hydrogen economy as we pursue high standards and meaningful opportunities for both our employees and shareholders.

Your job responsibilities include but are not limited to:

•	Direct all aspects of the Finance Accounting functions of the organization

•

Ensure credibility of the Finance group by assembling plus providing timely & accurate monthly management reporting, variance analysis, financial trends as well as forecasts, as well as all regulatory required reports statement

•	Establish maintain strong relationships with all employees so as to identify their needs

•	Seek full range of business solutions

•	Provide executive management of the company with advice on the financial implications of business activities

•	Provide recommendations to strategically enhance financial performance business opportunities

•	Manage processes for financial forecasting, budgets, consolidation reporting

•	Ensure that effective internal controls are in place

•	Ensure compliance with GAAP as well as applicable federal, state plus local regulatory laws rules

Please find a description of the compensation and benefits that will be provided to you in conjunction with your employment and the terms and conditions that govern our employment relationship. Please note that the Company may, at its discretion, change its benefit plans from time to time.

Base Pay. Your compensation will be an annual gross salary of $375,000 paid in accordance with the Company’s regular bi-weekly payroll schedule and your gross pay will be subject to applicable tax and other withholdings.

200 Clarendon St.	Boston	MA 02116	USA	T: +1 857 2647035
5637 La Ribera St. Suite A	Livermore	CA 94550	USA	T: +1 925 4559400	Contact
Panepistimiou 16	Athens	GR 10672	Greece	T: +30 210 3642200	info@advent.energy
Patras Science Park	Achaia	GR 26504	Greece	T: +30 2610 911583	www.advent.energy

Bonus: You will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors. Your target bonus will be equal to 100% of your annual base salary. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

Equity Award: The Company is in the process of establishing its equity incentive plan (the “Plan”). We plan to offer you company equity awards under the final terms of the Plan. All awards of equity under the Plan shall be subject to the approval of the Company’s Board of Directors and Company’s compensation committee.

Relocation Package: The Company is providing a relocation lump-sum payment of $40,000 contingent upon your execution, and delivery to the Company, of the Company’s Moving and Relocations Expense Agreement.

Benefit Plans: The Company will provide you with the opportunity to participate in its group health insurance plans and 401(k) offerings, subject to any eligibility requirements imposed by such plan(s).

Sick Time: You will be entitled to paid time off under the Company policy and state paid sick leave policy.

Paid Time Off: Full-time employees are entitled to 15 days of paid vacation each calendar year. PTO accrual begins the day you join our company.

Out-of-pocket expenses: Documented and reasonable business-related expenses will be reimbursed in accordance with the Company policy as established and/or modified from time to time.

Employee Proprietary Information and Inventions Agreement: Your commencement of employment with the Company is contingent upon the execution, and delivery to the Company, of the Company’s Employee Proprietary Information and Inventions Agreement, (the “Confidentiality Agreement”).

200 Clarendon St.	Boston	MA 02116	USA	T: +1 857 2647035
5637 La Ribera St. Suite A	Livermore	CA 94550	USA	T: +1 925 4559400	Contact
Panepistimiou 16	Athens	GR 10672	Greece	T: +30 210 3642200	info@advent.energy
Patras Science Park	Achaia	GR 26504	Greece	T: +30 2610 911583	www.advent.energy

Proof of Right to Work: For purposes of federal immigration law and as a condition of your employment, you will be required to complete a Form I-9 and provide the Company with sufficient documentation establishing your identity and eligibility to work in the United States with three (3) business days.

At-Will Employment: Your employment with the Company will be on an “at will” basis under Masachussetts law. You will not receive an employment agreement with the company meaning that either you or the Company may terminate our employment relationship at any time, with or without cause or notice.

General Obligations: As an employee, you will adhere to all the Company’s policies and conduct yourself per the Company’s standard of professionalism, loyalty, integrity, readability, and respect for all. The Company does not permit and will not tolerate the unlawful discrimination or harassment of any of its employees or contractors based on sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability, medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable laws.

Withholdings: All payments and benefits set forth in this letter are subject to, and will be paid net of, all applicable taxes, deductions, and withholdings.

Entire Agreement and Modification: You acknowledge that this letter agreement and the other agreements referenced above constitute the entire agreement between you and the Company concerning our employment relationship. Unless they are expressly included in this letter agreement, no verbal, written, or implied agreements, promises, or representations will be effective or binding upon the Company. The letter agreement between the parties signed by you and an authorized officer of the Company. Notwithstanding the previous sentence, the Company may change the terms of your employment, including your position, duties, compensation, or benefits from time-to-time as it deems necessary or appropriate.

Duties to Third Parties: The Company is an ethical competitor and will not tolerate unlawful activities by its employees in connection with the performance of their responsibilities for the Company. By accepting this offer, you represent and warrant that you can perform your tasks for the Company without breaching any legal obligations that you have to any third party, including any obligations to your current or former employers. You agree that you will not use any proprietary information of any third party, including your current or former employers, in the course of your employment with the Company.

200 Clarendon St.	Boston	MA 02116	USA	T: +1 857 2647035
5637 La Ribera St. Suite A	Livermore	CA 94550	USA	T: +1 925 4559400	Contact
Panepistimiou 16	Athens	GR 10672	Greece	T: +30 210 3642200	info@advent.energy
Patras Science Park	Achaia	GR 26504	Greece	T: +30 2610 911583	www.advent.energy

If you accept our offer of employment, the following terms and conditions will apply. This offer is contingent upon our receipt of your written acceptance by no later than July 6th, 2021. You will report directly to Vasilis Gregoriou. We are delighted to be able to extend you this offer of employment.

To accept this offer, please sign and date the endorsed copy of this letter as indicated below. Please return to Sofia Efstratiou, Director of Human Resources (s@advent.energy).

Sincerely,

Sofia Efstratiou, Director of Human Resources Operations

AGREED AND ACCEPTED

/s/ Kevin Brackman
Kevin Brackman

Date: 7.2.21

200 Clarendon St.	Boston	MA 02116	USA	T: +1 857 2647035
5637 La Ribera St. Suite A	Livermore	CA 94550	USA	T: +1 925 4559400	Contact
Panepistimiou 16	Athens	GR 10672	Greece	T: +30 210 3642200	info@advent.energy
Patras Science Park	Achaia	GR 26504	Greece	T: +30 2610 911583	www.advent.energy

Exhibit 99.1

Advent Technologies Announces New Chief Financial Officer

Kevin Brackman to join the company on July 2, 2021

Boston, MA – July 2, 2021 – Advent Technologies Holdings, Inc. (NASDAQ: ADN) (“Advent“ or the “Company”), an innovation-driven leader in the fuel cell and hydrogen technology space, today announced that Kevin Brackman will be joining the Company as its new Chief Financial Officer. He will report to Advent Chairman and CEO Dr. Vasilis Gregoriou.

Mr. Brackman is a highly experienced executive who most recently served as CFO of Myers Industries, a publicly traded corporation with internationally located manufacturing and sales operations in the polymer production sector. Before his promotion to CFO in 2018, he served as Myers’ chief accounting officer and corporate controller. Prior to joining Myers, Mr. Brackman was director of financial planning and analysis, financial reporting and technical accounting at Ingersoll-Rand and previously excelled in a variety of positions at Chiquita Brands International, including assistant corporate controller and controller - North American operations. He is experienced leading in the public company environment and has a track record of developing and improving internal controls and reporting systems across all levels of an organization.

Mr. Brackman stated “I am excited by the opportunity at Advent and look forward to supporting the Company through the integration of its targeted acquisitions of Serenergy and fischer eco solutions. I plan to leverage the experience I’ve gained over nearly thirty years in accounting and financial reporting to help the Company in its mission to decarbonize the planet through Advent’s innovative fuel cell technology.”

Dr. Vasilis Gregoriou, Advent’s Chairman and CEO, said, “Kevin’s strong background in finance and accounting will be an asset to Advent and he has the expertise to help the Company reach the next stage in its growth. He has a demonstrated history of success, and I am pleased that he has decided to join us in our objective of providing green power across all energy sectors.”

Mr. Brackman replaces Bill Hunter, who had served as CFO of Advent following its merger in February 2021 with AMCI Acquisition Corp., where he was Chief Executive Officer. Mr. Hunter left Advent to pursue other interests and continue his existing board work.

“Bill’s efforts were instrumental in Advent making its debut on the public markets, and everyone at the Company wishes him the best of luck in his future endeavors,” said Dr. Gregoriou.

Bill Hunter stated “I am very proud of the work that the Advent team has done to make the business combination with AMCI Acquisition Corp a success. With groundbreaking technology and the leadership of Dr. Gregoriou and his team, the future is very bright for the Company going forward.”

About Advent Technologies Holdings, Inc.

Advent Technologies Holdings, Inc. is a U.S. corporation that develops, manufactures, and assembles critical components for fuel cells and advanced energy systems in the renewable energy sector. Advent is headquartered in Boston, Massachusetts, with offices in the San Francisco Bay Area and Europe. With 120-plus patents issued (or pending) for its fuel cell technology, Advent holds the IP for next-generation high-temperature proton exchange membranes (HT-PEM) that enable various fuels to function at high temperatures under extreme conditions – offering a flexible “Any Fuel. Anywhere.” option for the automotive, maritime, aviation, and power generation sectors. For more information, visit www.advent.energy.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the Company’s ability to realize the benefits from the business combination; the Company’s ability to maintain the listing of the Company’s common stock on Nasdaq; future financial performance; public securities’ potential liquidity and trading; impact from the outcome of any known and unknown litigation; ability to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses; expectations regarding future expenditures; future mix of revenue and effect on gross margins; attraction and retention of qualified directors, officers, employees and key personnel; ability to compete effectively in a competitive industry; ability to protect and enhance our corporate reputation and brand; expectations concerning our relationships and actions with our technology partners and other third parties; impact from future regulatory, judicial and legislative changes to the industry; ability to locate and acquire complementary technologies or services and integrate those into the Company’s business; future arrangements with, or investments in, other entities or associations; and intense competition and competitive pressure from other companies worldwide in the industries in which the Company will operate; and the risks identified under the heading “Risk Factors” in our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on May 20, 2021, as well as the other information we file with the SEC. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Contacts

Advent Technologies Holdings, Inc.

Elisabeth Maragoula

emaragoula@advent.energy

Sloane & Company

James Goldfarb / Emily Mohr

jgoldfarb@sloanepr.com / emohr@sloanepr.com

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